Exhibit 11
                    The Allstate Corporation and Subsidiaries
                    Computation of Earnings Per Common Share



(In millions, except for per share data)                                                   Twelve Months Ended December 31,

                                                                                 --------------------------------------------------
                                                                                      1997               1996               1995
                                                                                 --------------     --------------      -----------


Net Income                                                                             $3,105             $2,075            $1,904

                                                                                 ==============     =============       ===========

Basic earnings per common share computation:


        Weighted average number of common shares (1)                                      434.0              445.4             448.5

                                                                                 ===============    ==============       ===========

        Net income per share - basic                                                      $7.15              $4.66             $4.25

                                                                                 ===============    ==============       ===========

Diluted earnings per common share computation:


        Weighted average number of common shares (1)                                      434.0              445.4             448.5

        Assumed exercise of dilutive stock options                                          2.5                2.8               1.0
                                                                                 ---------------    ----------------    ------------
           Adjusted weighted number of common shares outstanding                          436.5               48.2             449.5

                                                                                 ===============    ================    ============

        Net income per share - diluted                                                     $7.11              $4.63            $4.24

                                                                                 ===============    ================    ============



        (1)    Common shares held as treasury shares were 25 million, 8 million, and 3 million, at December 31, 1997, 1996 and 1995, respectively.

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